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                                                                    EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in Registration Statement Nos. 33-54398, 333-07515, 333-43547, 333-56697, 333-32118 and 333-62714 on Form
S-8 and No. 333-96369 on Form S-3 of Metretek Technologies, Inc. (f.k.a. Marcum Natural Gas Services, Inc.) of our report dated March 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" as well as the change in accounting for contracts from the completed-contract method to the percentage-of-completion method) appearing in this Annual Report on Form 10-KSB of Metretek Technologies, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Denver, Colorado
March 27, 2003



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